Exhibit 16.1

February 3, 2011

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 1, 2011 of Miller Petroleum, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP, the second and fourth sentence of the first paragraph, the second, third and fifth paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP

Certified Public Accountants